Robert L. White & Associates, Inc.

Certified Public Accountants

__________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

1000 Ohio Pike, Suite 5

Phone (513) 943-1040

Cincinnati, Ohio 45245

Fax (513) 943-7760

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

View Systems, Inc.

We hereby consent to the inclusion in the foregoing Form S-1/A of our report dated March 7, 2011 with respect to our audit of the financial statements of View Systems, Inc. as of December 31, 2010 and 2009 and for the years then ended.

/s Robert L. White & Associates, Inc.

March 10, 2011